EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS SECOND QUARTER 2013 RESULTS

•	Second quarter net income of $11.0 million or $0.58 per diluted share, up 26% and 32%, respectively, over the prior year period

•	Substantially lower credit costs drive earnings gains

•	Nonperforming assets decrease 41% from one year ago to 1.10% of total assets

•	Commercial and Industrial ("C&I") loans rise 14% over a year ago

•	Acquisition of Gorman & Gorman Home Loans completed

St. Louis, July 25, 2013. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $11.0 million for the quarter ended June 30, 2013, an increase of 26% compared to net income of $8.8 million for the prior year period. Net income per diluted share was $0.58 for the second quarter of 2013, an increase of 32% compared to $0.44 per diluted share for the second quarter of 2012.

Peter Benoist, President and CEO, commented, “Second quarter results reflect continuing favorable performance trends. Earnings per share rose 32% over the prior year quarter, following a 71% year-over-year gain in the first quarter. At midyear, the Company is generating strong profitability, producing an annualized return on assets of 1.35% and return on common equity of 17.34%.”
“Earnings gains in the quarter were driven by further improvement in asset quality, resulting in a $4.3 million net loan loss provision benefit on our non-covered loans“, continued Benoist. “Our nonperforming asset and nonperforming loan ratios have been reduced to roughly their levels in 2008 and, while we may still see some volatility in these metrics, the general trends remain favorable. Our risk assessment processes have led to commensurate reductions in loan loss reserves, although reserves continue to cover more than 100% of our nonperforming loans.”
“While price competition for quality C&I loans remains intense, we're adhering to our pricing discipline. We're pleased that we were able to maintain our core net interest margin in the second quarter and still produce growth in C&I loans consistent with our mid-single digit annual growth expectation. We'll continue to trade off volume for profitability as appropriate to create shareholder value.”
Benoist added, “Covered assets again contributed materially to our earnings. Net revenues from FDIC loss share assets totaled $6.6 million in the second quarter, bringing the total net revenue contribution life to date from those assets to more than $82 million.”

Banking Segment

Asset quality for loans not covered under FDIC loss share agreements ("Non-covered loans") and other real estate
Nonperforming loans were $25.9 million at June 30, 2013, a 19% decrease from $32.2 million at March 31, 2013, and a 36% decline from $40.6 million at June 30, 2012. During the quarter ended June 30, 2013, there were $1.6 million of additions to nonperforming loans, $752,000 of charge-offs, $2.7 million of other principal reductions, $2.2 million of assets transferred to other real estate, and $2.2 million moved to performing loans. The additions to nonperforming loans were primarily within the C&I and Construction real estate components of our loan portfolio. The largest addition to nonperforming loans was a $778,000 C&I loan.

Nonperforming loans were reduced to 1.25% of portfolio loans at June 30, 2013, versus 1.54% of portfolio loans at March 31, 2013, and 2.08% at June 30, 2012.

Nonperforming loans, by portfolio class at June 30, 2013, were as follows:

(in millions)	Total portfolio	Nonperforming	% NPL
Construction, Real Estate/Land Acquisition & Development	$147.9	$4.4	2.97%
Commercial Real Estate - Investor Owned	447.8	11.7	2.61%
Commercial Real Estate - Owner Occupied	337.9	0.8	0.24%
Residential Real Estate	151.1	2.4	1.59%
Commercial & Industrial	962.9	6.6	0.69%
Consumer & Other	31.0	—	—%
Total	$2,078.6	$25.9	1.25%

Excluding non-accrual loans, portfolio loans that were 30-89 days delinquent at June 30, 2013, remained at low levels, representing 0.27% of the portfolio compared to 0.12% at March 31, 2013 and 0.13% of June 30, 2012.

Other real estate totaled $8.2 million at June 30, 2013, an increase of $1.0 million from March 31, 2013. At June 30, 2012, other real estate totaled $17.4 million. During the second quarter of 2013, the Company sold $1.0 million of other real estate, resulting in a net gain of $246,000.

Nonperforming assets as a percentage of total assets declined to 1.10% of total assets at June 30, 2013, compared to 1.26% at March 31, 2013 and 1.82% at June 30, 2012. The Company's nonperforming asset ratio has fallen to its lowest level since the third quarter of 2008.

Net charge-offs in the second quarter of 2013 were $538,000 representing an annualized rate of 0.10% of average loans, compared to net charge-offs of $3.7 million, an annualized rate of 0.72% of average loans, in the linked first quarter and $1.4 million, an annualized rate of 0.28% of average loans, in the second quarter of 2012. Through the first half of 2013, the Company's net charge-offs were $4.3 million or 0.41% of average loans annualized.

Provision for loan losses was a benefit of $4.3 million in the second quarter of 2013 compared to expense of $1.9 million in the first quarter of 2013 and $75,000 in the second quarter of 2012. The reversal of loan loss provision in the second quarter of 2013 compared to the linked and prior year quarter was due to lower numbers of risk rating downgrades, lower levels of impaired credits requiring specific reserves, and continued favorable loss migration statistics.

The Company's allowance for loan losses was 1.33% of loans at June 30, 2013, representing 106% of nonperforming loans, as compared to 1.56% at March 31, 2013, representing 101% of nonperforming loans, and 1.86% at June 30, 2012, representing 89% of nonperforming loans.

Steve Marsh, Bank Chairman and the Company's Chief Credit Officer, commented "As we noted in our first quarter earnings call, we will have some volatility in our asset quality statistics in 2013, but we expect the overall trends for 2013 to stay positive compared to 2012. Our overall loss rate for 2013 is expected to be approximately 0.50% as the Company continues to work down its Classified Assets. Excluding other real estate owned and nonperforming loans, the Company had $68.7 million of performing but classified loans at June 30, 2013. In addition, the Company had $135.1 million of loans rated "watch" at June 30, 2013, some of which might result in additional classified assets by the end of the year."

Non-covered loans
Portfolio loans totaled $2.1 billion at June 30, 2013, flat when compared to the linked quarter. On a year over year basis, portfolio loans increased $129.6 million, or 7%.

The Company posted a $13.7 million, or 1% increase in C&I loans during the second quarter of 2013 as compared to the linked first quarter. C&I loans represented 46% of the Company's loan portfolio at June 30, 2013. C&I loans increased $121.5 million, or 14%, since June 30, 2012 as the Company improved upon its already strong mix of C&I credits. The Company expects to show 3-4% loan growth over December 31, 2012 by the end of 2013.

Loans and other real estate covered under FDIC loss share agreements
Loans covered under FDIC loss share agreements ("Covered loans") totaled $169.9 million at June 30, 2013, a decrease of $13.0 million, or 7%, from the linked first quarter primarily as a result of principal paydowns and accelerated loan payoffs.

Other real estate covered under FDIC loss share agreements at June 30, 2013 was $17.2 million, a 3% decrease from $17.6 million at March 31, 2013. During the second quarter of 2013, the Company sold $4.8 million of other real estate, resulting in a net gain of $116,000.
The Company remeasures contractual and expected cash flows on Covered loans on a quarterly basis. When the remeasurement process results in a decrease in expected cash flows due to an increase in expected credit losses, impairment is recorded through the provision for loan losses. Similarly, when expected credit losses decrease in the remeasurement process, prior recorded impairment is reversed before the yield is increased prospectively. Concurrently, the FDIC loss share receivable is adjusted to reflect anticipated future cash to be received from the FDIC. The amount of the change is determined based on the specific loss share agreement, but is generally 80% of the losses. In the second quarter of 2013, reversal of provision of allowance of loan losses of $2.3 million was recorded for certain loan pools covered under loss share agreements. The benefit was partially offset through noninterest income by a decrease in the FDIC loss share receivable.

Actual cash collections in excess of expected cash flows that represent accelerated loan payoffs result in the recognition of income, but also generally result in a decrease in the FDIC loss share receivable. These cash flows are, by their nature, unpredictable and can vary significantly period to period. Actual cash collections in excess of expected cash flows from loan payoffs and real estate sales in the second quarter resulted in accelerated discount income of $4.7 million, which was partially offset by a decrease in the FDIC loss share receivable.
Due to continued favorable projections in the expected cash flows of its Covered loans and other real estate, the Company anticipates that it will reimburse the FDIC at the end of one of the loss share agreements. As part of the remeasurement process, the Company recorded a $449,000 adjustment to increase the liability to the FDIC through Other noninterest expense during the quarter ended June 30, 2013. At June 30, 2013, a liability to the FDIC of $1.3 million has been recorded. The liability will continue to be adjusted as part of the quarterly remeasurement process through the end of the loss share agreement in 2021.

The following table illustrates the net revenue contribution of covered assets for the most recent five quarters:

	For the Quarter ended
(in thousands) income/(expense)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Accretion income	$6,623	$7,112	$7,442	$7,995	$7,155
Accelerated cash flows	4,689	7,209	9,778	7,446	5,315
Other	59	324	419	103	106
Total interest income	11,371	14,645	17,639	15,544	12,576
Provision for loan losses	2,278	(2,256)	(653)	(10,889)	(206)
Gain on sale of other real estate	116	689	105	34	769
Change in FDIC loss share receivable	(6,713)	(4,085)	(8,131)	1,912	(5,694)
Change in FDIC clawback liability	(449)	(304)	(575)	—	—
Pre-tax net revenue	$6,603	$8,689	$8,385	$6,601	$7,445

At June 30, 2013 the remaining accretable yield on the portfolio is estimated to be $62.4 million.

Deposits

Total deposits at June 30, 2013 were $2.4 billion, a decrease of $126.6 million, or 5%, from March 31, 2013, and a decrease of $236.0 million, or 9%, from the prior year period. The decrease in deposits from the linked quarter applied primarily to our money market and interest bearing transaction deposit categories and was primarily due to seasonality. The year over year decrease in deposits was largely comprised of an intentional 18% reduction in higher cost certificates of deposit as the Company continues to manage down its cost of funds.

Noninterest-bearing deposits increased $12.7 million compared to the linked quarter and decreased $5.7 million over the prior year. The slight increase from the linked quarter was due to seasonality as customer outflows from these accounts tend to increase in the first quarter. The slight decrease from the prior year quarter was attributable to certain institutional depositors reconfiguring their deposits following the expiration of the FDIC's Transaction Account Guarantee ("TAG") Program at the end of 2012. Noninterest-bearing deposits represented 26% of total deposits at June 30, 2013, up from 24% at June 30, 2012.

Net Interest Income
Net interest income for the banking segment in the second quarter decreased $3.5 million from the linked first quarter and $804,000 from the prior year period, primarily due to lower accretion and accelerated cash flows in Covered loans. Including the effect of parent company debt, the net interest rate margin was 4.75% for the second quarter of 2013, compared to 5.10% for the first quarter of 2013 and 4.81% in the second quarter of 2012. In the second quarter of 2013, Covered loans yielded 26.24%, including effects of accelerated discount accretion due to cash flows on paid off Covered loans as compared to 20.15% in the prior year period. Excluding the accelerated cash flow impacts, the Covered loans yielded 16.0% in the second quarter as compared to 15.9% in the linked quarter and 12.0% in the prior year period.

The cost of interest-bearing deposits was 0.63% in the second quarter of 2013, declining 1 basis point from the linked first quarter and 19 basis points from the second quarter of 2012. Given the tightening liquidity trends on the Company's balance sheet over the past year, continued reductions in deposit costs is limited as the Company seeks to increase deposit balances.

The Core net interest margin, defined as the Net interest margin (fully tax equivalent), including contractual interest on Covered loans, but excluding the incremental accretion on these loans, for the most recent five quarters is as follows:

	For the Quarter ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Core net interest margin	3.56%	3.55%	3.50%	3.57%	3.62%

The Core net interest margin has held up well over the past year despite falling earning asset yields and an exceptionally low interest rate environment. This is a result of the Company's improved earning asset mix and deposit mix. Continued pressure on loan yields and liquidity is expected to result in a slightly lower Core net interest margin the rest of 2013. At June 30, 2013 the Company believes its balance sheet is still positioned to benefit from rising interest rates. The Company believes that Core net interest margin is an important measure of our financial performance, even though it is a non-GAAP financial measure, because it provides supplemental information by which to evaluate the impact of excess Covered loan accretion on the Company's net interest margin and the Company's operating performance on an ongoing basis, excluding such impact. The attached tables contain a reconciliation of Core net interest margin to Net interest margin.

Wealth Management Segment

Fee income attributable to the Wealth Management segment includes Wealth Management revenue and income from state tax credit brokerage activities. Second quarter 2013 Wealth Management revenues of $1.8 million were $165,000, or 8%, lower than the linked quarter and $213,000, or 11%, lower than the prior year period primarily due to non-recurring revenue in the linked and prior year periods.

Trust assets under administration were $1.7 billion at June 30, 2013, compared to $1.9 billion at March 31, 2013 and $1.6 billion at June 30, 2012. A significant portion of the decline in the second quarter of 2013 relates to the termination of some unprofitable account relationships acquired in prior years.

Gains from state tax credit brokerage activities, net of fair value marks on tax credit assets and related interest rate hedges, were $39,000 for the second quarter of 2013, compared to $867,000 for the linked quarter and $587,000 in the second quarter of 2012. Sales of state tax credits can vary by quarter depending on client demand.

Other Business Results

Total capital to risk-weighted assets was 13.25% at June 30, 2013 compared to 12.98% at March 31, 2013 and 13.88% at June 30, 2012. The tangible common equity ratio was 6.89% at June 30, 2013 versus 6.69% at March 31, 2013 and 5.84% at June 30, 2012. The Company's Tier 1 common equity ratio was 8.71% at June 30, 2013 compared to 8.30% at March 31, 2013 and 7.62% at June 30, 2012. The increase in the total capital to risk-weighted assets, tangible common equity, and Tier 1 common equity ratios as compared to the linked quarter was due to an increase in capital from net income as well as a reduction in assets from lower deposit balances and borrowings. The decline in total capital to risk-weighted assets as compared to the prior year period is primarily due to the fourth quarter 2012 repurchase of our preferred stock to exit the U.S. Treasury's Troubled Asset Relief Program ("TARP"). The Company believes that the tangible common equity and the Tier 1 common equity ratios provide useful information to investors about the Company's capital strength even though they are considered to be non-GAAP financial measures and are not part of the regulatory capital requirements to which the Company is subject. The attached tables contain a reconciliation of these ratios to U.S. GAAP.

Deposit service charges were $1.7 million for the quarter ended June 30, 2013, a 12% increase compared to $1.5 million for the linked quarter and a 22% increase compared to $1.4 million in the prior year period. These increases resulted primarily from higher sales of treasury management services, including better pricing and improved collections.

Noninterest expenses were $21.4 million for the quarter ended June 30, 2013, compared to $20.5 million for the quarter ended March 31, 2013 and $21.4 million for the quarter ended June 30, 2012. The first quarter of 2013 included a timing benefit of approximately $1.2 million in loan related legal expenses related to reimbursement from the FDIC under loss share agreements.

The Company's efficiency ratio was 67.6% for the quarter ended June 30, 2013, compared to 51.5% for the quarter ended March 31, 2013 and 61.2% for the prior year period. The increase in the efficiency ratio compared to the linked quarter and prior year period was primarily due to decreased revenue from assets under FDIC loss share agreements, as well as reduced noninterest income due to the change in FDIC receivable during the current period.

The Company's effective tax rate was 34.4% for the quarter ended June 30, 2013 compared to 33.9% for the quarter ended March 31, 2013 and 34.0% for the prior year period. The Company's tax rate of 34.2% for the year to date period ended June 30, 2013 represents its current estimate of its effective tax rate for the 2013 fiscal year.

On May 16, 2013, the Company finalized its acquisition of Gorman & Gorman Home Loans. The Company anticipates that the acquisition will strengthen its mortgage business. As part of the transaction, the Company acquired certain assets of Gorman & Gorman Home Loans. In addition, Mark Gorman, founder and president of Gorman & Gorman, and the firm's mortgage production and operations staff joined the Company. The Gorman & Gorman and legacy Enterprise mortgage operations were combined into a division of Enterprise Bank & Trust named Enterprise Home Loans. The impact on the Company's earnings in 2013 is expected to be immaterial.

Use of Non-GAAP Financial Measures

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income margin, tangible common equity ratio and Tier 1 common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's financial and operating results and related trends and when planning and forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the tables below, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call at 2:30 p.m. CDT on Thursday, July 25, 2013. During the call, management will review the second quarter of 2013 results and related matters. The call will be accessible on Enterprise Financial Services Corp's home page, at www.enterprisebank.com under “Investor Relations” and by telephone at 1-888-285-8004 (Conference ID #14532026.) Recorded replays of the conference call will be available on the website beginning two hours after the call's completion. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2012 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended		For the Six Months ended
(in thousands, except per share data)	Jun 30, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$38,061	$40,029	$79,971	$77,244
Total interest expense	4,753	5,896	9,764	12,482
Net interest income	33,308	34,133	70,207	64,762
Provision for loan losses not covered under FDIC loss share	(4,295)	75	(2,442)	1,793
Provision for loan losses covered under FDIC loss share	(2,278)	206	(22)	2,491
Net interest income after provision for loan losses	39,881	33,852	72,671	60,478

NONINTEREST INCOME
Wealth Management revenue	1,778	1,991	3,721	3,700
Deposit service charges	1,724	1,413	3,257	2,743
Gain on sale of other real estate	362	1,256	1,090	2,413
State tax credit activity, net	39	587	906	924
Gain on sale of investment securities	—	134	684	1,156
Change in FDIC loss share receivable	(6,713)	(5,694)	(10,798)	(8,650)
Other income	1,133	1,158	2,377	2,542
Total noninterest income	(1,677)	845	1,237	4,828

NONINTEREST EXPENSE
Employee compensation and benefits	10,766	11,052	22,229	21,515
Occupancy	1,316	1,379	2,765	2,763
Furniture and equipment	377	386	844	850
Other	8,920	8,597	16,058	17,650
Total noninterest expenses	21,379	21,414	41,896	42,778

Income before income tax expense	16,825	13,283	32,012	22,528
Income tax expense	5,792	4,517	10,939	7,577
Net income	11,033	8,766	21,073	14,951
Dividends and accretion on preferred stock	—	(644)	—	(1,285)
Net income available to common shareholders	$11,033	$8,122	$21,073	$13,666

Basic earnings per share	$0.61	$0.46	$1.17	$0.77
Diluted earnings per share	$0.58	$0.44	$1.11	$0.75
Return on average assets	1.43%	1.02%	1.35%	0.85%
Return on average common equity	17.76%	14.99%	17.34%	12.80%
Efficiency ratio	67.59%	61.22%	58.64%	61.47%
Noninterest expenses to average assets	2.77%	2.68%	2.68%	2.65%

YIELDS (fully tax equivalent)
Portfolio loans not covered under FDIC loss share	4.70%	5.17%	4.76%	5.20%
Portfolio loans covered under FDIC loss share	26.24%	20.15%	28.91%	17.04%
Total portfolio loans	6.35%	6.89%	6.68%	6.64%
Securities	2.09%	1.96%	1.96%	2.00%
Federal funds sold	0.22%	0.23%	0.22%	0.24%
Interest-earning assets	5.41%	5.63%	5.60%	5.44%
Interest-bearing deposits	0.63%	0.79%	0.63%	0.82%
Subordinated debentures	4.48%	4.63%	4.51%	5.03%
Borrowed funds	1.19%	1.70%	1.19%	1.73%
Cost of paying liabilities	0.86%	1.01%	0.86%	1.05%
Net interest spread	4.56%	4.62%	4.74%	4.39%
Net interest rate margin	4.75%	4.81%	4.93%	4.57%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012
BALANCE SHEETS

ASSETS
Cash and due from banks	$32,019	$39,321	$21,906	$28,964	$29,832
Federal funds sold	41	32	51	30	58
Interest-bearing deposits	71,576	87,398	95,413	57,681	47,589
Debt and equity investments	490,222	497,412	654,506	626,719	614,237
Mortgage loans held for sale	5,583	5,138	11,792	8,245	4,928

Portfolio loans not covered under FDIC loss share	2,078,568	2,085,872	2,106,039	1,987,166	1,948,994
Less: Allowance for loan losses	27,619	32,452	34,330	34,222	36,304
Portfolio loans not covered under FDIC loss share, net	2,050,949	2,053,420	2,071,709	1,952,944	1,912,690
Portfolio loans covered under FDIC loss share, net of the allowance for loan losses	158,818	169,309	189,571	210,331	240,599
Portfolio loans, net	2,209,767	2,222,729	2,261,280	2,163,275	2,153,289

Other real estate not covered under FDIC loss share	8,213	7,202	9,327	12,549	17,443
Other real estate covered under FDIC loss share	17,150	17,605	17,173	18,810	19,832
Fixed assets, net	20,544	20,795	21,121	21,469	21,739
State tax credits, held for sale	55,493	55,923	61,284	65,873	65,648
FDIC loss share receivable	44,982	56,397	61,475	75,851	88,436
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangibles, net	6,746	6,973	7,406	7,846	8,310
Other assets	101,750	76,669	72,718	76,046	81,459
Total assets	$3,094,420	$3,123,928	$3,325,786	$3,193,692	$3,183,134

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$618,278	$605,546	$686,805	$621,070	$623,956
Interest-bearing deposits	1,749,956	1,889,243	1,972,046	1,929,863	1,980,317
Total deposits	2,368,234	2,494,789	2,658,851	2,550,933	2,604,273
Subordinated debentures	83,081	85,081	85,081	85,081	85,081
Federal Home Loan Bank advances	191,000	80,000	80,000	126,000	90,500
Federal funds purchased	14,982	—	—	—	—
Other borrowings	174,330	205,379	245,070	147,104	132,479
Other liabilities	15,118	14,975	21,039	17,058	14,913
Total liabilities	2,846,745	2,880,224	3,090,041	2,926,176	2,927,246
Shareholders' equity	247,675	243,704	235,745	267,516	255,888
Total liabilities and shareholders' equity	$3,094,420	$3,123,928	$3,325,786	$3,193,692	$3,183,134

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012
EARNINGS SUMMARY
Net interest income	$33,308	$36,899	$40,051	$37,484	$34,133
Provision for loan losses not covered under FDIC loss share	(4,295)	1,853	5,916	1,048	75
Provision for loan losses covered under FDIC loss share	(2,278)	2,256	653	10,889	206
Wealth Management revenue	1,778	1,943	1,775	1,825	1,991
Noninterest income	(3,455)	971	(5,351)	6,007	(1,146)
Noninterest expense	21,379	20,517	22,617	21,282	21,414
Income before income tax expense	16,825	15,187	7,289	12,097	13,283
Net income	11,033	10,040	5,415	7,930	8,766
Net income available to common shareholders	11,033	10,040	4,153	7,282	8,122
Diluted earnings per share	$0.58	$0.53	$0.23	$0.39	$0.44
Return on average common equity	17.76%	16.91%	6.99%	12.62%	14.99%
Net interest rate margin (fully tax equivalent)	4.75%	5.10%	5.39%	5.21%	4.81%
Efficiency ratio	67.59%	51.53%	62.01%	46.96%	61.22%
MARKET DATA
Book value per common share	$13.59	$13.46	$13.09	$13.00	$12.44
Tangible book value per common share	$11.56	$11.40	$10.99	$10.88	$10.28
Market value per share	$15.96	$14.34	$13.07	$13.60	$10.96
Period end common shares outstanding	18,223	18,106	18,012	17,964	17,857
Average basic common shares	18,119	18,011	17,950	17,876	17,833
Average diluted common shares	19,711	19,524	18,044	19,415	19,286
ASSET QUALITY
Net charge-offs	$538	$3,731	$5,808	$3,130	$1,367
Nonperforming loans	25,948	32,222	38,727	32,058	40,555
Classified Assets	102,523	103,948	111,266	120,078	125,310
Nonperforming loans to total loans	1.25%	1.54%	1.84%	1.61%	2.08%
Nonperforming assets to total assets*	1.10%	1.26%	1.44%	1.40%	1.82%
Allowance for loan losses to total loans	1.33%	1.56%	1.63%	1.72%	1.86%
Net charge-offs to average loans (annualized)	0.10%	0.72%	1.15%	0.64%	0.28%

CAPITAL
Tier 1 capital to risk-weighted assets	11.98%	11.61%	10.88%	12.75%	12.51%
Total capital to risk-weighted assets	13.25%	12.98%	12.30%	14.12%	13.88%
Tier 1 common equity to risk-weighted assets	8.71%	8.30%	7.70%	7.91%	7.62%
Tangible common equity to tangible assets	6.89%	6.69%	6.02%	6.19%	5.84%

AVERAGE BALANCES
Portfolio loans not covered under FDIC loss share	$2,092,162	$2,101,932	$2,013,714	$1,949,181	$1,931,903
Portfolio loans covered under FDIC loss share	173,794	189,230	209,978	233,272	250,965
Loans held for sale	3,692	5,694	8,476	6,376	5,547
Interest earning assets	2,858,700	2,976,054	2,988,345	2,889,968	2,881,915
Total assets	3,097,216	3,219,282	3,255,051	3,187,999	3,214,013
Deposits	2,419,145	2,521,540	2,652,811	2,598,506	2,668,428
Shareholders' equity	249,209	240,762	249,964	263,363	251,491

LOAN PORTFOLIO
Commercial and industrial	$962,920	$949,171	$962,884	$880,394	$841,383
Commercial real estate	785,700	812,089	819,709	801,880	801,983
Construction real estate	147,888	156,221	160,911	146,236	142,474
Residential real estate	151,098	148,228	145,558	146,940	149,410
Consumer and other	30,962	20,163	16,977	11,716	13,744
Portfolio loans covered under FDIC loss share	169,863	182,822	201,118	221,433	242,488
Total loan portfolio	$2,248,431	$2,268,694	$2,307,157	$2,208,599	$2,191,482

* Excludes ORE covered by FDIC shared-loss agreements, except for their inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012
DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$618,278	$605,546	$686,805	$621,070	$623,956
Interest-bearing transaction accounts	217,178	271,086	272,753	259,902	275,288
Money market and savings accounts	976,093	1,087,305	1,119,583	1,056,768	1,027,655
Certificates of deposit	556,685	530,852	579,710	613,193	677,374
Total deposit portfolio	$2,368,234	$2,494,789	$2,658,851	$2,550,933	$2,604,273

YIELDS (fully tax equivalent)
Loans not covered under FDIC loss share	4.70%	4.82%	4.94%	5.00%	5.17%
Loans covered under FDIC loss share	26.24%	31.38%	33.42%	26.51%	20.15%
Total portfolio loans	6.35%	7.01%	7.62%	7.29%	6.89%
Securities	2.09%	1.86%	1.82%	2.01%	1.96%
Federal funds sold	0.22%	0.22%	0.23%	0.23%	0.23%
Yield on interest-earning assets	5.41%	5.78%	6.09%	5.96%	5.63%
Interest-bearing deposits	0.63%	0.64%	0.67%	0.72%	0.79%
Subordinated debt	4.48%	4.54%	4.54%	4.59%	4.63%
Borrowed funds	1.19%	1.18%	1.57%	1.49%	1.70%
Cost of paying liabilities	0.86%	0.86%	0.91%	0.95%	1.01%
Net interest spread	4.56%	4.92%	5.18%	5.01%	4.62%
Net interest rate margin	4.75%	5.10%	5.39%	5.21%	4.81%

WEALTH MANAGEMENT
Trust Assets under management	$817,908	$872,201	$857,119	$846,532	$836,351
Trust Assets under administration	1,742,794	1,882,520	1,807,172	1,637,278	1,601,441

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	At the Quarter Ended
(In thousands)	Jun 30 2013	Mar 31 2013	Dec 31 2012	Sep 30 2012	Jun 30 2012
TIER 1 COMMON EQUITY TO RISK-WEIGHTED ASSETS

Shareholders' equity	$247,675	$243,704	$235,745	$267,516	$255,888
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(6,746)	(6,973)	(7,406)	(7,846)	(8,310)
Plus (Less): Unrealized losses (unrealized gains)	2,547	(5,551)	(7,790)	(9,388)	(6,140)
Plus: Qualifying trust preferred securities	80,100	80,100	78,600	80,100	80,100
Other	55	55	55	56	56
Tier 1 capital	$293,297	$281,001	$268,870	$300,104	$291,260
Less: Preferred stock	—	—	—	(33,914)	(33,703)
Less: Qualifying trust preferred securities	(80,100)	(80,100)	(78,600)	(80,100)	(80,100)
Tier 1 common equity	$213,197	$200,901	$190,270	$186,090	$177,457

Total risk-weighted assets determined in accordance with prescribed regulatory requirements	$2,448,161	$2,419,432	$2,471,668	$2,353,251	$2,327,624

Tier 1 common equity to risk-weighted assets	8.71%	8.30%	7.70%	7.91%	7.62%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

Shareholders' equity	$247,675	$243,704	$235,745	$267,516	$255,888
Less: Preferred stock	—	—	—	(33,914)	(33,703)
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(6,746)	(6,973)	(7,406)	(7,846)	(8,310)
Tangible common equity	$210,595	$206,397	$198,005	$195,422	$183,541

Total assets	$3,094,420	$3,123,928	$3,325,786	$3,193,692	$3,183,134
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(6,746)	(6,973)	(7,406)	(7,846)	(8,310)
Tangible assets	$3,057,340	$3,086,621	$3,288,046	$3,155,512	$3,144,490

Tangible common equity to tangible assets	6.89%	6.69%	6.02%	6.19%	5.84%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN

Net interest income (fully tax equivalent)	$33,841	$37,422	$40,472	$37,878	$34,473
Less: Incremental accretion income	(8,491)	(11,363)	(14,163)	(11,912)	(8,567)
Core net interest income	$25,350	$26,059	$26,309	$25,966	$25,906

Average earning assets	$2,858,701	$2,976,054	$2,988,345	$2,889,968	$2,881,915
Reported net interest margin	4.75%	5.10%	5.39%	5.21%	4.81%
Core net interest margin	3.56%	3.55%	3.50%	3.57%	3.62%